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                                                                  EXHIBIT 10.50

Internal Memorandum

To:         Ed Frazier

From:       Sue Morse

Date:       August 27, 1996

Subject:    Your Severance Agreement

cc:         Larry Jones
===============================================================================

This note is to confirm our discussion regarding your severance agreement with Neodata.

The retention agreement dated June 14, 1996, supersedes the agreement in your offer letter only when the change of control parameters defined in the agreement are met.

If the change of control as defined has not been met, your agreement remains in effect. Per your offer letter date November 7, 1995: "In the event your employment is terminated for any reason but cause you will be paid a minimum of six (6) months of salary continuation payable bi-weekly and calculated based upon your annual base salary in effect at the time, less any taxes to be withheld as required by the law. If you do not find suitable alternative employment within that six (6) month period, severance payments will continue for an additional period equal to the lesser of six (6) months or until suitable alternative employment commences. Cause includes gross negligence, malfeasance, and indiscretion in judgment applicable to the level of your position. Should we eventually sever you, we will provide you with an agreement specifying more fully the non-compete and confidentiality arrangements connected with salary continuation."

bjc